Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Reports Second Quarter 2019 Results
Revenue $28.1 Million, Diagnostic Consumables Sales up 14.6%
Full Year Outlook, New Product Launches and Core Business Growth Initiatives Reiterated

LOVELAND, CO, August 6, 2019 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty healthcare products, today reported financial results for its second quarter ended June 30, 2019. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines and Pharmaceuticals (“OVP”). Point of Care is referred to in this release as “POC”. The Company forecast for 2019 from the February 26, 2019 earnings call and release is referred to in this release as "Outlook".
2019 Second Quarter and Year Over Year ("YOY") Metrics
$ in Millions except Earnings Per Share ("EPS")

	Q2 ($)	Q2 (%) YOY
Consolidated Revenue	$28.1	(5.1)%
CCA Revenue	$24.7	(7.2)%
POC Lab Consumables	$13.2	14.6%
POC Instruments: Lab & Other	$2.3	(20.1)%
POC Instruments: Infusion Pumps	$0.6	(7.0)%
POC Imaging	$5.2	17.2%
PVD[1]	$3.4	(52.8)%
OVP Revenue	$3.4	13.7%

	Q2 (%)	Q2 YOY bps[2]
Consolidated Gross Margin	44.1%	+10
CCA Gross Margin	49.6%	+10
OVP Gross Margin	4.6%	+830
Operating Margin	(2.0)%	-940

	Q2 ($)	Q2 (%) YOY
Net Loss Attributable to Heska	$(0.2)	(112.7)%
EPS, Basic	$(0.03)	(111.5)%
EPS, Diluted	$(0.03)	(112.5)%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostics. 2 “bps” is basis points.
Note: Numbers may not foot due to rounding.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The second quarter met or exceeded our goals in nearly all key areas and showed consistent follow through with a healthy first quarter. Strong growth in CCA Lab Diagnostics continued; POC Lab Consumables rose 14.6% over the prior year period and POC Lab Diagnostics reconfirmed a healthy trajectory, with Active Subscriptions, Months Under Subscription, Minimum Contract Subscription Value (“CSV”), and Subscription Retentions progressing in-line with our full year Outlook. First half sales campaigns continue to drive new placements, renewals, healthy margins, and utilization capture over the full term that is higher than traditional CSV. In our competitive marketplace, Heska continues to extend contracts and earn the trust of new and existing corporate group customers, to again be on track to gain market share for the sixth year in a row.”

Heska Position and Strategy
Heska has built a full portfolio of POC Lab and Imaging diagnostics that are critical to the modern veterinarian and their patients. Because pets can’t speak about their healthcare challenges, real-time point of care diagnostics act as the ‘voice of pets’ and are relied upon by families and veterinarians to drive care. POC diagnostics providers like Heska occupy a unique position that is much closer to veterinarians than other category providers. As a result, veterinary diagnostics continue to trend higher and faster than legacy services and products from which veterinarians are being disintermediated; because diagnostics requires licensure and professional capabilities only found in veterinary centers, the modern veterinary model increasingly relies on diagnostics as its indispensable medical outcomes and financial growth foundation. Heska is honored to claim one of a very limited number of coveted positions within this accelerating trend. To maximize Heska’s value creation within this globalizing and consolidating market, Heska is rapidly multiplying its target audience through geographic expansion, while at the same time launching Heska exclusive, owned, developed, and manufactured innovations that put Heska closer to clinicians, pets, and pet families by solving their most important healthcare problems. Heska believes this strategy creates a strong multiplier effect that is scalable for decades into the future. In the first half of 2019, Heska’s product development and geographic expansion again advanced each of these objectives; expected launches of key products and international markets have begun and announced upcoming products and geographic expansion timelines have continued to track closely with timelines given to date.

Current Platforms Expansion
Heska continues to introduce new tests on existing platforms, like Progesterone, BUN, and eWrap additions to Heska’s immunoassay, blood gas, and chemistry analyzers, respectively. Early feedback remains positive for each of these first half launches, increasing utilization and satisfaction amongst Heska’s thousands of current users while also attracting new customers. In addition to expansions to Heska products already on-market, entirely new platforms hit the starting line in June of this year.

Element i+®
Element i+ is Heska’s next generation, multiplexing immunoassay platform for global veterinary and animal health applications. Element i+ was introduced to select sites in limited release in June of 2019; full-market release continues to be on schedule for the third quarter. Element i+ leapfrogs Heska’s current leading immunoassay platform with several important new advantages: multiplexing test cards; superior analyzer design; lower cost profile; expansive assay roadmap for ‘first and only’ POC analyzer testing exclusive to Heska; and global position within Heska’s full POC diagnostics suite.

Element RC®
Element RC is Heska’s new, rotor-based chemistry platform. Element RC is targeted directly to Heska’s international expansion efforts as Heska’s core chemistry solution for the international portfolio. Element RC was introduced to the European market in June 2019 at the France Vet Trade Show in Paris and was met with strong enthusiasm in advance of international end user shipments expected in the third quarter.

Element UF™
Following closely on the calendar is the Heska Element UF urine and fecal analyzer platform. Research and development investments for this invention continue to yield results on-target results; significant progress has been made toward on-schedule alpha and beta instruments milestones expected in the second half of 2019 and the first half of 2020, followed by targeted commercial revenues soon thereafter. Element UF is expected to be a major first-mover invention from Heska that solves big and important problems for many thousands of veterinarians across the globe. A successful Element UF launch has exciting impact potential for veterinarians and patients in Heska’s thousands of current subscriber hospitals and in competitive and greenfield locations. While risks around precise timing and cost are always inherent in initiatives like Element UF, current Element UF timelines, market opportunity, and feasibility remain achievable.

France Expansion
On the international expansion front, integration of Heska's 2019 acquisition of Optomed in France is progressing well. Preparations for launching Optomed endoscopy products in North America and Heska POC Lab Diagnostics into France and broader European markets are developing well, with small, early indications pointing towards greater long-term opportunity and scale than originally anticipated. New key talent hires in France as well as positive reception at the France Vet Trade Show continue to affirm Heska’s direction and investment into France.

Australia Expansion
On the other side of the globe, Heska Australia is up and running in POC Lab Diagnostics, representing a major commercial milestone that also now provides a detailed roadmap for Heska’s other expansion targets. Operational systems have been integrated and the team has shown early competitive prowess with several new subscription accounts successfully won away from the competition in Australia. Early results continue to strengthen Heska’s conviction for winning and retaining Australian POC Lab diagnostics customers with Heska technologies and subscription models.

Summary
“2019 is shaping up to be the most positively transformative period in Heska’s history,” continued Mr. Wilson. “Heska is simultaneously: (1) driving internationally to more than double the customers and potential customers we serve; (2) developing and launching major first-to-market, best-in-class innovations; (3) growing our core subscriber base; (4) deploying capital for accelerated growth; and (5) scaling our capabilities. With success in these initiatives, we aim to create a multiplier effect that can be scaled for decades. While the task at hand is significant and the competition is well funded and firmly against us, we are committed to our course and we intend to meaningfully win for veterinarians, pet patients, pet families, and all Heska stakeholders within this wonderful market,” concluded Mr. Wilson.

Financial Results

Revenue
2019 second quarter revenue was $28.1 million, a 5.1% decrease from $29.7 million in the second quarter of 2018. CCA segment revenue decreased 7.2% to $24.7 million, from $26.6 million in the second quarter of 2018, driven primarily by expected lower sales of our PVD products, specifically Tri-Heart®, of approximately $3.5 million. Offsetting this decrease was strong POC Laboratory Consumables revenue increase of $1.7 million, a 14.6% increase. OVP segment revenue increased 13.7% to $3.4 million in the second quarter of 2019, from $3.0 million in the second quarter of 2018.

Cost of Goods
Second quarter 2019 gross profit decreased 5.0% to $12.4 million, compared to $13.1 million in the prior year due largely to expected lower sales of Tri-Heart. Second quarter 2019 gross margin was 44.1%, an increase of 10 bps from the 44.0% gross margin in the second quarter of 2018. CCA margins in the second quarter of 2019 increased 10 basis points, to 49.6% compared to 49.5% in the second quarter of 2018, due to favorable pricing within POC Lab and Imaging products offset by lower margin PVD products, primarily due to decreased sales of Tri-Heart. OVP margin of 4.6% in the second quarter of 2019 increased compared to -3.7% gross margin in the second quarter of 2018, resulting from favorable product mix.

Income and Expenses
Total operating expenses in the second quarter of 2019 were $13.0 million (46.1% of sales), compared to $10.9 million (36.6% of sales) in the prior year. The increase in operating expenses was primarily due to an increase of $1.7 million in research and development related to new product development initiatives, and an increase of $0.8 million in selling and marketing due to expanded domestic headcount in the latter half of 2018 and expanded international operations. These increases were partially offset by $0.3 million of lower general and administrative expenses mostly due to lower consulting fees in the quarter. Operating income decreased 125.7% to a loss of $0.6 million during the second quarter of 2019, compared to operating income of $2.2 million in the second quarter of 2018.

Net loss attributable to Heska Corporation was $0.2 million, or a loss of $0.03 per diluted share, in the second quarter of 2019, compared to income of $1.9 million, or $0.24 per diluted share, in the second quarter of 2018. The second quarters of 2019 and 2018 include approximately $0.3 million and $0.4 million, respectively, of discrete tax benefits associated with stock compensation activity.

Balance Sheet
Effective January 1, 2019, Heska Corporation adopted the new lease accounting standard, ASC 842, Leases using the modified retrospective approach for all lease arrangements. The impact of the standard resulted in an increase in assets and liabilities of approximately $6.5 million as of the adoption date.
Investor Conference Call
Management will conduct a conference call on Tuesday, August 6, 2019 at 9 a.m. MT (11 a.m. ET) to discuss the second quarter 2019 financial results. To participate, dial 1-800-289-0438 (domestic) or 1-323-794-2423 (international) and reference conference call access number 7297179. The conference call will also be webcast from the Company's website, www.heska.com. To listen, log on to the web at this address at least ten minutes prior to the start of the call to register and download and install any necessary audio software. A telephonic replay will be available beginning at 2 p.m. ET on August 6, 2019 and continue through 11:59 p.m. ET on Tuesday, August 20, 2019. The telephone replay may be accessed by dialing 1-844-512-2921 (domestic) or

1-412-317-6671 (international). The replay access number is 7297179. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through two business segments. Core Companion Animal Health ("CCA") segment represents approximately 85% of revenues, and Other Vaccines and Pharmaceuticals ("OVP") segment represents approximately 15% of revenues. CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For additional information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2018.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Core companion animal	$24,716	$26,644	$49,432	$53,463
Other vaccines and pharmaceuticals	3,430	3,018	8,225	8,964
Total revenue, net	28,146	29,662	57,657	62,427

Cost of revenue	15,734	16,597	32,702	36,055

Gross profit	12,412	13,065	24,955	26,372

Operating expenses:
Selling and marketing	6,715	5,944	13,748	12,084
Research and development	2,239	559	3,605	1,229
General and administrative	4,024	4,358	8,243	8,984
Total operating expenses	12,978	10,861	25,596	22,297
Operating (loss) income	(566)	2,204	(641)	4,075
Interest and other expense, net	21	92	5	88
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(587)	2,112	(646)	3,987
Income tax (benefit) expense:
Current income tax expense	28	12	72	29
Deferred income tax (benefit) expense	(454)	203	(1,508)	(94)
Total income tax (benefit) expense	(426)	215	(1,436)	(65)

Net (loss) income before equity in losses of unconsolidated affiliates	(161)	1,897	790	4,052
Equity in losses of unconsolidated affiliates	(127)	—	(308)	—
Net (loss) income after equity in losses of unconsolidated affiliates	(288)	1,897	482	4,052
Net loss attributable to redeemable non-controlling interest	(47)	—	(91)	—
Net (loss) income attributable to Heska Corporation	$(241)	$1,897	$573	$4,052

Basic (loss) earnings per share attributable to Heska Corporation	$(0.03)	$0.26	$0.08	$0.57
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.03)	$0.24	$0.07	$0.52

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	7,486	7,226	7,463	7,146
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	7,486	7,850	7,956	7,781

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2019	2018
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$9,992	$13,389
Accounts receivable, net of allowance for doubtful accounts of $212 and $245, respectively	12,775	16,454
Inventories, net	28,977	25,104
Net investment in leases, current, net of allowance for doubtful accounts of $78 and $40, respectively	3,379	2,989
Prepaid expenses	2,322	1,533
Other current assets	3,044	2,938
Total current assets	60,489	62,407

Property and equipment, net	15,318	15,981
Operating lease right-of-use assets	6,092	—
Goodwill	27,190	26,679
Other intangible assets, net	9,526	9,764
Deferred tax asset, net	15,920	14,121
Net investment in leases, non-current	13,033	11,908
Investment in unconsolidated affiliates	7,711	8,018
Other non-current assets	7,565	7,574
Total assets	$162,844	$156,452

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,330	$7,469
Due to – related parties	—	226
Accrued liabilities	3,755	10,142
Current operating lease liabilities	1,685	—
Current portion of deferred revenue, and other	2,615	2,526
Total current liabilities	15,385	20,363

Deferred revenue, net of current portion	6,442	7,082
Line of credit	12,750	6,000
Non-current operating lease liabilities	4,819	—
Other liabilities	196	598
Total liabilities	39,592	34,043

Redeemable non-controlling interest and mezzanine equity	330	—

Total stockholders' equity	122,922	122,409
Total liabilities, mezzanine equity and stockholders' equity	$162,844	$156,452